Exhibit 99.1

CytoSorbents Reports Second Quarter 2024 Financial and Operational Results

•	New CFO Peter J. Mariani to succeed retiring CFO Kathleen P. Bloch

•	On track for DrugSorb™-ATR U.S. FDA De Novo and Health Canada marketing submissions this quarter

•	In Q2 2024, increased product sales by 10% and reduced operating loss by 48%

•	Achieved more than a quarter million CytoSorb treatments cumulatively delivered to date – a major company milestone

PRINCETON, N.J., August 13, 2024 — CytoSorbents Corporation (NASDAQ: CTSO), a pioneer in critical care and cardiac surgery blood purification technologies, today reported unaudited financial and operating results for the quarter ended June 30, 2024.

Second Quarter 2024 Financial Results

•	Total revenue for Q2 2024, including product sales and grant income, was $9.9 million, an increase of 5% compared to $9.4 million in Q2 2023

•	Q2 2024 product sales were $8.8 million versus $8.1 million in Q2 2023, a 10% increase

•	Product gross margins on devices and device accessories were approximately 75% in Q2 2024, compared to 74% in Q2 2023

•	Q2 2024 operating loss decreased 48% to $3.4 million from $6.6 million a year ago, reflecting prior cost cutting efforts and increased sales

•	Recently completed additional cutbacks, expected to save an additional $5 million in annual expenses going forward. Through attrition and layoffs over the past 5 months, we have decreased our headcount by 17% to 155 full-time and part-time employees

•	Total cash, including cash and cash equivalents, and restricted cash was $14.9 million as of June 30, 2024

Recent Operating Highlights:

•	Achieved more than a quarter million CytoSorb® treatments cumulatively delivered to date across more than 75 countries, helping to save many lives worldwide – a major company milestone

•	Announced the retirement of Chief Financial Officer Kathleen P. Bloch effective today and the start of Peter J. Mariani as the new CFO tomorrow (see today’s separate press release)

•	Secured a $20 million credit facility with Avenue Capital Group, strengthening our financial position

•	Launched a new, redesigned, unified company and product website highlighting our long-standing collaboration with the scientific and clinical community in “Working to Save Lives Together”

•	Data from the STAR (Safe and Timely Antithrombotic Removal) registry was presented at the international EuroPCR 2024 conference in Paris, France, where it was also selected as a top 5 finalist in the best scientific abstract competition

•	Launched the PuriFi™ hemoperfusion pump in the European Union following its E.U. MDR certification in June, with the first orders of 30 machines already placed

•	Completed our Medical Device Single Audit Program (MDSAP) site audit and are undergoing certification review – a key requisite to Canadian medical device commercialization

•	Obtained regulatory approval of CytoSorb in Taiwan

•	CytoSorbents’ #DidYouKnow social media campaign highlighting achievements in the world of medicine was a Gold Winner at the international 2024 dotCOMM Awards in July that celebrates excellence in web creativity and digital communications

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents, stated, “This year, we have worked diligently to execute upon a broad turnaround strategy that is dependent on attaining a number of key objectives. I am pleased to highlight our achievement or expected achievement of many of these goals.”

1)	Submission of marketing applications to U.S. FDA and Health Canada for DrugSorb™-ATR

We are rapidly nearing the expected completion and submission of our marketing applications to the U.S. Food and Drug Administration (FDA) and Health Canada for DrugSorb-ATR this quarter, based on the final results of our U.S. and Canadian pivotal STAR-T trial in patients on the blood thinner Brilinta® undergoing coronary artery bypass graft (CABG) surgery. We are leveraging the electronic Submission Template and Resource (eSTAR) platform used for electronic medical device submissions to FDA and have completed 75% of our De Novo application to date. For Canada, we have now completed our MDSAP site audit and are undergoing certification review by our notified body – a key requisite to Canadian medical device commercialization. If we achieve marketing approvals in the U.S. as an FDA Breakthrough Device and Canada, we will have the potential to unlock an unprecedented commercial opportunity for the Company, with an initial $325 million total addressable market estimate for DrugSorb-ATR in these two countries alone, that could double in size as Brilinta® goes off patent in 2024.

2)	Strengthen our balance sheet

After completing our $10.3M equity raise in December 2023, we further strengthened our balance sheet by securing a $20M term-loan facility with Avenue Group providing an initial tranche of $15 million in cash, including $10 million unrestricted, and $5 million contingent upon FDA acceptance of a De Novo application for marketing approval of DrugSorb-ATR and certain liquidity requirements. Another $5 million will become available to the Company upon U.S. FDA approval of DrugSorb-ATR. The loan facility is expected to help fund the Company through both Health Canada and U.S. FDA regulatory decisions. We have also paid back our previous Bridge Bank debt.

3)	Cut costs to drive efficiency, improve product gross margins, and be self-sustaining

We continue to actively reduce operating expenses with a focus on improvements in productivity and the longer-term goal of being self-sustaining. Cost cutting measures taken in prior periods have helped to reduce our Q2 2024 operating loss by 48% to $3.4 million, compared to $6.6 million a year ago. Last month, we enacted additional cost cuts, designed to reduce the Company’s cash burn by another $5 million on an annualized basis. Specifically, over the past 5 months, we have streamlined our operations, and through a combination of attrition and layoffs, have decreased full-time and part-time headcount by 17% from 186 to 155 as of today. These have been very difficult but necessary actions for the greater good to ensure that we live within our means and can fund our critical programs.

Meanwhile, blended product gross margins that combine higher margin direct sales with lower margin distributor and partner sales improved year-over-year to 75% with continued improvements in manufacturing. With greater volumes, we believe we have direct line of sight to 80% blended product gross margins for our various therapies. As high margin “razorblades” that are compatible with industry standard blood pump “razors”, improvements in product gross margin are expected to reduce our cash needs and accelerate future profitability.

4)	Increase core CytoSorb sales growth beyond the Quarter Million devices delivered to date

We have now achieved a major company milestone with more than a quarter million CytoSorb devices delivered across 76 countries to date, helping to save many lives worldwide. We thank everyone who has contributed to this achievement, most importantly our employees, our customers and supporters around the world, and our shareholders. This is our success.

Meanwhile, first half 2024 product sales were $17.8 million, an increase of $1.8 million or approximately 12% compared to sales of $16.0 million in the same period of 2023. Although good progress, there is more work we need to do to get back to historic growth rates, particularly in the post-pandemic hospital environment. Among our many initiatives to achieve this objective, here are some quick updates.

•	Our newly designed, modern, integrated corporate and product website is our public face to the world that now better reflects who we are as a company. An innovator. A collaborator. A global partner. A leader in acute care blood purification with more than 12 years of working together with the international medical and scientific communities to generate the knowledge of how best to use our therapies to help save lives

•	Our launch of our MDR-certified, stand-alone hemoperfusion PuriFi® pump is going well, with our first opening order of 30 PuriFi pumps already placed at customers or distributors. We expect to take delivery of our second order of pumps from our OEM (Original Equipment Manufacturer) shortly

•	We are actively working with Fresenius Medical Care (FMC) to co-market CytoSorb as the “featured solution for cytokine, bilirubin, and myoglobin removal” on their multiFiltrate® and multiFiltratePRO® machines at the upcoming Asia Pacific Intensive Care Symposium (APICS) in Singapore this week and the upcoming European Society of Intensive Care Medicine (ESICM) conference in Barcelona. There is excellent synergy between our companies. While FMC is “Shaping the future of multi-organ support” with its machines and disposables, CytoSorbents is leading the application front in organ support with CytoSorb and its ability to help reverse shock and stabilize the circulatory system, enable “Enhanced Lung Rest” in lung injury, “Expand the Dimension of Blood Purification®” to extracorporeal liver support, and protect kidney function in diseases like sepsis and rhabdomyolysis. In addition, outside of the FMC partnership, ECOS-300CY® is helping to rehabilitate and recondition sub-standard hearts, lungs, livers and kidneys for organ transplant during ex vivo organ perfusion

Dr. Chan concluded, “Finally, we have been positioning CytoSorbents for the next stage of growth, both our existing international franchise, as well as the potential to open the U.S. and Canadian markets. This is why it has taken us so long to find the right CFO candidate to replace our esteemed retiring CFO, Kathy Bloch. Kathy has gone above and beyond the call of duty, selflessly coming back from retirement last August to resume her former full-time CFO role, and in the intervening 12 months, helping to secure the future of the Company with two key financings and orchestrating our cash conservation strategy. With her retirement, announced today, she caps an outstanding CFO career and will continue as a consultant to help manage the smooth transition to our newly appointed CFO, Peter Mariani. On behalf of everyone at CytoSorbents, we thank Kathy for her more than 11 years of dedication and leadership at the Company as a trusted colleague and friend, with so many contributions that have helped us achieve the success we have today, and wish her an enjoyable, relaxing, and well-deserved retirement.

Meanwhile, Pete is a seasoned and accomplished medical device CFO whose many successes at high growth publicly-traded companies such as Axogen, Hansen Medical, and Guidant Corporation, speak for themselves. Importantly, at Axogen, an innovator in peripheral nerve repair, he helped to manage rapid U.S. growth with a direct sales force and high margin sales from $27 million to nearly $160 million over the course of his seven-year tenure as CFO, while raising approximately $250 million in capital, overseeing a comprehensive investor relations program with institutional investors, and implementing a financial strategy to get to near-term profitability. Pete is an outstanding fit for CytoSorbents and joins at an excellent time where his deep domestic and international experience and insight is expected to be vital to our success. We are thrilled to have Pete join our team and look forward to briefly introducing him to analysts and investors on today’s earnings call.”

Q2 2024 Earnings Conference Call

The Company will conduct its second quarter 2024 results call today at 4:30 p.m. Eastern time.

Earnings Call Webcast Details:

Date: Tuesday, August 13, 2024

Time: 4:30 PM Eastern Time

Live Presentation Webcast:

https://edge.media-server.com/mmc/p/smuwcy9a

Conference ID: 7567925

Participant Dial-In:

Participant Dial-in toll-free: (888) 596-4144

Passcode: 7567925

It is recommended that participants dial in approximately 10 minutes prior to the start of the call.

An archived recording of the conference call will be available under the Investor Relations section of the Company’s website at https://ir.cytosorbents.com/

Results of Operations

Comparison for the three months ended June 30, 2024 and 2023:

Revenues:

Revenue from product sales was approximately $8,842,000 in the three months ended June 30, 2024, as compared to approximately $8,072,000 in the three months ended June 30, 2023, an increase of approximately $770,000, or 10%. Distributor sales increased approximately $965,000, or 28%. Direct sales decreased approximately $196,000, or 4%. In addition, as a result of the decrease in the average exchange rate of the Euro to the U.S. dollar, 2024 product sales were negatively impacted by approximately $104,000. For the three months ended June 30, 2024, the average exchange rate of the Euro to the U.S. dollar was $1.08 as compared to an average exchange rate of $1.09 for the three months ended June 30, 2023.

Grant income was approximately $1,053,000 for the three months ended June 30, 2024 as compared to approximately $1,348,000 for the three months ended June 30, 2023, a decrease of approximately $295,000, or 22%. This decrease was due to the completion of several grants during 2023.

Total revenues were approximately $9,895,000 for the three months ended June 30, 2024, as compared to total revenues of approximately $9,421,000 for the three months ended June 30, 2023, an increase of approximately $474,000, or 5%.

Cost of Revenues:

For the three months ended June 30, 2024 and 2023, cost of revenue was approximately $3,392,000 and $3,402,000, respectively, a decrease of approximately $10,000. Product cost of revenue was approximately $2,411,000 and $2,093,000, respectively, for the three months ended June 30, 2024 and 2023, an increase of approximately $318,000 due to increases in sales in 2024. Gross margins on devices and device accessories were approximately 75% for the three months ended June 30, 2024 as compared to approximately 74% for the three months ended June 30, 2023. This increase was due to the achievement of greater operating efficiencies in 2024, which was partially offset by an increase in the percentage of lower margin distributor sales to total sales during the three months ended June 30, 2024 as compared to the three months ended June 30, 2023.

Research and Development Expenses:

For the three months ended June 30, 2024, research and development expenses were approximately $1,520,000, as compared to research and development expenses of approximately $3,669,000 for the three months ended June 30, 2023, a decrease of approximately $2,149,000. This decrease was due to a decrease in our clinical trial activities of approximately $1,842,000 related to the completion of the STAR-T clinical trial in December 2023. The three months ended June 30, 2023 included $70,000 of non-recurring start-up costs associated with our new facility which were not incurred in the three months ended June 30, 2024. Cost savings measures resulted in decreased research and development salaries of approximately $170,000, and decreased consulting and other spending of approximately $67,000 in the second quarter of 2024.

Legal, Financial and Other Consulting Expenses:

Legal, financial, and other consulting expenses were approximately $821,000 for the three months ended June 30, 2024, as compared to approximately $1,185,000 for the three months ended June 30, 2023, a decrease of approximately $364,000. This decrease was due to a decrease in legal fees of approximately $314,000 due to the settlement of a legal matter in 2023, a decrease in employment agency fees of approximately $121,000 and a decrease in accounting fees of approximately $43,000. These decreases were offset an increase in consulting fees of approximately $114,000.

Selling, General and Administrative Expenses:

Selling, general and administrative expenses were approximately $7,581,000 for the three months ended June 30, 2024, as compared to approximately $7,724,000 for the three months ending June 30, 2023, a decrease of approximately $143,000. This decrease was due to a decrease in salaries, commissions, and related costs of approximately $543,000, a decrease in selling and distribution costs of approximately $468,000, a decrease in fees, licenses and permits of approximately $50,000, a decrease in commercial insurance of approximately $32,000, and a decrease in travel and entertainment expenses of approximately $20,000. These decreases were offset by increased non-cash stock compensation expense of approximately $623,000, a reduction in grant spending reduced the overhead absorption benefit to selling, general and administrative expense by approximately $136,000, an increase in network maintenance costs of approximately $81,000, an increase in transfer agent fees of approximately $49,000, an increase in royalty expense of approximately $46,000, and an increase in other general and administrative expenses of approximately $65,000.

Gain (Loss) on Foreign Currency Transactions:

For the three months ended June 30, 2024, the loss on foreign currency transactions was approximately $544,000 as compared to a gain of approximately $415,000 for the three months ended June 30, 2023. The 2024 loss was directly related to the decrease in the spot exchange rate of the Euro to the U.S. dollar at June 30, 2024 as compared to March 31, 2024. The spot exchange rate of the Euro to the U.S. dollar was $1.07 per Euro at June 30, 2024, as compared to $1.08 per Euro at March 31, 2024. The 2023 gain was directly related to the increase in the spot exchange rate of the Euro to the U.S. dollar at June 30, 2023 as compared to March 31, 2023. The spot exchange rate of the Euro to the U.S. dollar was $1.09 per Euro at June 30, 2023, as compared to $1.08 per Euro at March 31, 2023.

Comparison for the six months ended June 30, 2024 and 2023:

Revenues:

Revenue from product sales was approximately $17,831,000 for the six months ended June 30, 2024, as compared to approximately $15,982,000 for the six months ended June 30, 2023, an increase of approximately $1,849,000, or 12%. Distributor sales increased by approximately $1,579,000, or 24%. Overall direct sales increased by approximately $270,000, or 3%. The change in the exchange rate of the Euro to U.S. dollar did not have a significant impact on product sales during the six months ended June 30, 2024.

Grant income was approximately $1,850,000 for the six months ended June 30, 2024 as compared to approximately $2,888,000 for the six months ended June 30, 2023, a decrease of approximately $1,038,000 or 36%. This decrease was due to the completion of several grants during 2023.

Total revenues were approximately $19,681,000 for the six months ended June 30, 2024, as compared to total revenues of approximately $18,870,000 for the six months ended June 30, 2023, an increase of approximately $811,000, or 4%.

Cost of Revenues:

For the six months ended June 30, 2024 and 2023, cost of revenue was approximately $6,607,000 and $7,396,000, respectively, a decrease of approximately $789,000, primarily due to a reduction in the cost of revenue related to the Company’s grant related activities. Product cost of revenue was approximately $4,759,000 and $4,624,000, respectively, for the six months ended June 30, 2024 and 2023, an increase of approximately $135,000. Gross margins on devices and device accessories were approximately 74% for the six months ended June 30, 2024 compared to approximately 71% for the six months ended June 30, 2023. The increase in product gross margin is due primarily to greater efficiencies now being realized at our new manufacturing facility in Princeton, New Jersey.

Research and Development Expenses:

For the six months ended June 30, 2024, research and development expenses were approximately $3,768,000 as compared to research and development expenses of approximately $7,883,000 for the six months ended June 30, 2023, a decrease of approximately $4,115,000. This decrease was due to a decrease in costs associated with our clinical trial activities of approximately $2,753,000 related to the completion of the STAR-T clinical trial in December 2023. The six months ending June 30, 2023 included $919,000 of non-recurring start-up costs associated with our new facility which were not incurred in the six months ending June 30, 2024. Cost savings measures resulted in decreased research and development salaries of approximately $297,000, and decreased other spending of approximately $146,000 in 2024.

Legal, Financial and Other Consulting Expenses:

Legal, financial, and other consulting expenses were approximately $1,501,000 for the six months ended June 30, 2024, as compared to approximately $1,854,000 for the six months ended June 30, 2023. The decrease of approximately $353,000 was due to a decrease in legal fees of approximately $285,000 and a decrease in employment agency fees of approximately $178,000. These decreases were offset by an increase in consulting fees of approximately $108,000 and an increase in accounting and auditing fees of approximately $2,000.

Selling, General and Administrative Expenses:

Selling, general and administrative expenses were approximately $16,148,000 for the six months ended June 30, 2024, as compared to $16,187,000 for the six months ended June 30, 2023, a decrease of approximately $39,000. This decrease was due to a decrease in salaries, commissions and related costs of approximately $721,000, a decrease in advertising costs of approximately $192,000, a decrease in non-recurring facility start-up costs of approximately $176,000, a decrease in occupancy costs of approximately $140,000, and a decrease in other general and administrative expenses of approximately $17,000. These decreases were offset by an increase in non-cash stock compensation expense of approximately $467,000, a reduction in grant spending reduced the overhead absorption benefit to selling, general and administrative expense by approximately $350,000, an increase in royalty expense of approximately $134,000, an increase in travel and entertainment expenses of approximately $112,000, an increase in network maintenance costs of approximately $95,000, and an increase in transfer agent fees of approximately $49,000.

Gain (Loss) on Foreign Currency Transactions:

For the six months ended June 30, 2024, the loss on foreign currency transactions was approximately $1,970,000 as compared to a gain of approximately $1,076,000 for the six months ended June 30, 2023. The 2024 loss was directly related to the decrease in the spot exchange rate of the Euro to the U.S. dollar as of June 30, 2024 as compared to December 31, 2023. The spot exchange rate of the Euro to the U.S. dollar was $1.07 per Euro as of June 30, 2024, as compared to $1.11 per Euro at December 31, 2023. The 2023 gain was directly related to the increase in the spot exchange rate of the Euro to the U.S. dollar as of June 30, 2023 as compared to December 31, 2022. The spot exchange rate of the Euro to the U.S. dollar was $1.09 per Euro as of June 30, 2023, as compared to $1.07 per Euro at December 31, 2022.

Liquidity and Capital Resources

Since inception, our operations have been primarily financed through the issuance of debt and equity securities. As of June 30, 2024, we had current assets of approximately $21,955,000 and current liabilities of approximately $10,336,000. As of June 30, 2024, $25 million of our total shelf amount was allocated to our ATM facility, of which approximately $20.3 million is still available. During the six months ended June 30, 2024, the Company sold 53,290 shares pursuant to the Sale Agreement, at an average selling price of $1.03 per share, generating net proceeds of approximately $53,200.

In June 2024, we closed on a $20 million term-loan facility with Avenue Capital Group which provided an initial tranche of $15 million at the closing of which $10 million was immediately available at closing and $5 million constitutes restricted cash subject to release to the Company prior to March 31, 2025, provided certain conditions are met. Another tranche of $5 million may be disbursed at the Company’s request between July 1, 2025 and December 31, 2025, provided that the Company receives FDA marketing approval of its DrugSorb-ATR application. Concurrently with the closing of the first tranche, the Company paid off our existing debt with Bridge Bank.

In March of 2024, we received approximately $880,000 in cash from the approved sale of our net operating losses and research and development credits from the State of New Jersey.

We are also managing our resources proactively, continuing to invest in key areas such as our planned regulatory submission of DrugSorb-ATR to U.S. FDA and Health Canada. We have also instituted and continue to maintain tight control over expenditures.

As of June 30, 2024 we have approximately $14.9 million in cash, including approximately $8.4 million and $6.5 million in unrestricted and restricted cash, respectively. With our cost cutting efforts, we believe this is sufficient to fund the Company’s operations into the second quarter of 2025. The Company continues to pursue additional milestones related to its recently announced Avenue debt facility that would increase its unrestricted cash position by up to $10 million. If these milestones are not achieved, we will need to raise additional capital to support our ongoing operations in the future. Meanwhile the Company continues to evaluate other traditional and alternative sources of capital, including additional less or non-dilutive debt financing, royalty financing, strategic or direct investments, equity financing, and/or combinations thereof. There can be no assurance that management will be successful in these endeavors.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in the intensive care unit and in cardiac surgery through blood purification. Its lead product, CytoSorb®, is approved in the European Union and distributed in 76 countries worldwide. It is an extracorporeal cytokine adsorber that reduces “cytokine storm” or “cytokine release syndrome” in common critical illnesses that can lead to massive inflammation, organ failure and patient death. In these diseases, the risk of death can be extremely high, and there are few, if any, effective treatments. CytoSorb is also used during and after cardiothoracic surgery to remove antithrombotic drugs and inflammatory mediators that can lead to postoperative complications, including severe bleeding and multiple organ failure. As of June 30, 2024, more than 248,000 CytoSorb devices have been used cumulatively. CytoSorb was originally launched in the European Union under CE mark as the first cytokine adsorber. Additional CE mark extensions were granted for bilirubin and myoglobin removal in clinical conditions such as liver disease and trauma, respectively, and for ticagrelor and rivaroxaban removal in cardiothoracic surgery procedures. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with impending or confirmed respiratory failure. CytoSorb is not yet approved in the United States.

The DrugSorb™-ATR antithrombotic removal system, an investigational device based on the same polymer technology as CytoSorb, has received two FDA Breakthrough Device Designations, one for the removal of ticagrelor and another for the removal of the direct oral anticoagulants (DOAC) apixaban and rivaroxaban in a cardiopulmonary bypass circuit during urgent cardiothoracic procedures. The Company has completed the FDA-approved, randomized, controlled STAR-T (Safe and Timely Antithrombotic Removal-Ticagrelor) study of 140 patients at approximately 30 centers in U.S. and Canada to evaluate whether intraoperative use of DrugSorb-ATR can reduce the perioperative risk of bleeding in patients receiving ticagrelor and undergoing cardiothoracic surgery. This pivotal study is intended to support U.S. FDA and Health Canada marketing approval for DrugSorb-ATR in this application.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of approximately $50 million from DARPA, the U.S. Department of Health and Human Services (HHS), the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others. The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, ContrastSorb, and others. For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and X.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, representations and contentions, and the timing of our expected regulatory submissions, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 14, 2024, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
CytoSorb sales	$8,831	$8,066	$17,795	$15,972
Other sales	11	6	36	10
Total product sales	8,842	8,072	17,831	15,982
Grant income	1,053	1,349	1,850	2,888
Total revenue	9,895	9,421	19,681	18,870
Cost of revenue	3,392	3,402	6,608	7,396
Gross profit	6,503	6,019	13,073	11,474

Other Expenses:
Research and development	1,520	3,669	3,768	7,883
Legal, financial and other consulting	821	1,185	1,501	1,854
Selling, general and administrative	7,581	7,724	16,148	16,188
Total expenses	9,922	12,578	21,417	25,925
Loss from operations	(3,419)	(6,559)	(8,344)	(14,451)

Other income/(expense):
Interest income (expense), net	(180)	(9)	(187)	(72)
Gain (loss) on foreign currency transactions	(544)	415	(1,970)	1,076
Miscellaneous Income (Expense)	--	--	--	(32)
Total other income (expense), net	(724)	406	(2,157)	972
Loss before benefit from income taxes	(4,143)	(6,153)	(10,501)	(13,479)
Benefit from income taxes	--	--	--	--
Net loss	$(4,143)	$(6,153)	$(10,501)	$(13,479)

Basic and diluted net loss per common share	$(0.08)	$(0.14)	$(0.19)	$(0.31)
Weighted average number of shares of common stock outstanding	54,306,041	44,015,380	54,284,416	43,758,888

Net loss	$(4,143)	$(6,153)	$(10,501)	$(13,479)
Other comprehensive income (loss):
Currency translation adjustment	421	(393)	1,644	(1,001)
Comprehensive loss	$(3,722)	$(6,546)	$(8,857)	$(14,480)

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2024	December 31, 2023
ASSETS:
Current Assets:
Cash and cash equivalents	$8,458	$14,131
Grants and accounts receivable, net	7,823	6,057
Inventories	4,317	3,680
Prepaid expenses and other current assets	1,357	1,835
Total current assets	21,955	25,703

Property and equipment, net	9,424	10,056
Restricted Cash	6,484	1,484
Right of use asset	11,790	12,059
Other assets	3,774	3,959
TOTAL ASSETS	$53,427	$53,261

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$3,047	$3,802
Lease liability - current portion	412	374
Accrued expenses and other current liabilities	6,877	7,870
Current maturities of long-term debt	---	2,500
Total current liabilities	10,336	14,546
Lease liability, net of current portion	12,681	12,897
Long-term debt	13,673	2,543
TOTAL LIABILITIES	36,690	29,986

Total stockholders’ equity	16,737	23,275

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$53,427	$53,261

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U.S. Company Contact:

Dr. Phillip Chan, CEO

305 College Road East

Princeton, NJ 08540

pchan@cytosorbents.com

Investor Relations Contact:
Eric Ribner
LifeSci Advisors, LLC
250 W 55th St, #3401
New York, NY 10019

ir@cytosorbents.com